Exhibit 10.1

BASIC SUBLEASE INFORMATION

DEFINED TERM:		DEFINITION OF DEFINED TERM:

SUBLEASE DATE: (same as date in first paragraph of Lease)		October 10, 2003

SUBTENANT:		Vyyo Inc, a Delaware corporation

SUBTENANT’S NOTICE ADDRESS:		Same as Subleased Premises, ATTN: President with a copy to Attn: General Counsel

SUBTENANT’S BILLING ADDRESS:		Same as Subleased Premises

SUBTENANT Michael Corwin CONTACT:	PHONE NUMBER: FAX NUMBER:	408-863-2322 408-863-2321

SUBLANDLORD:		TIBCO Software, Inc., a Delaware corporation

SUBLANDLORD’S NOTICE ADDRESS:		3303 Hillview Avenue, Palo Alto, CA 94304 Attn: General Counsel, with copy to Attn: Gwen Waddell
SUBLANDLORD’S REMITTANCE ADDRESS:		Sares Regis Group 393 Vintage Park Drive, Foster City Ca. 94404 Attn: Dan McGill

SUBLANDLORD CONTACT:		Dan McGill; telephone: 650-377-5710

MASTER LEASE		That certain Lease with the Lease Date January 21, 2000 by and between Master Landlord as “Landlord” and Sublandlord as “Tenant”

MASTER LANDLORD:		Equity Office Properties Trust (f/k/a Spieker Properties, L.P.)

MASTER LANDLORD’S NOTICE ADDRESS:		1740 Technology Drive, Suite 150 San Jose, CA 95110 Tel: 408-346-4000 Contact: Rene Santiago (408) 487-4158

MASTER LANDLORD’S REMITTANCE ADDRESS:		Equity Office Properties EOP Operating Limited Partnership PO Box 45587 Dept #10564 San Francisco, CA 94145-0587

Project Description:		That four (4) building research and development park commonly known as Foothill Research Center in Palo Alto, California. The Project is outlined in green on Exhibit B.

Master Lease Premises:		Approximately Twenty-Four Thousand Five Hundred Forty-One (24,541) rentable square feet (the “Building A Premises”) in the building located at 4009 Miranda Avenue, Palo Alto, California (“Building A”); and approximately Forty-One Thousand Five Hundred Four (41,504) rentable square feet (the “Building B Premises”) in the building located at 4005 Miranda Avenue, Palo Alto, California (“Building B”); and approximately Thirty Thousand Six Hundred Thirty (30,630) rentable square feet (the “Building C Premises”) in the building located at 4015 Miranda Avenue, Palo Alto, California (“Building C”).

Subleased Premises		14,565 rentable square feet on the First Floor in Building C located at 4015 Miranda Avenue, Palo Alto, California 94304
Permitted Use:		General office use in compliance with all applicable laws, including laws and ordinances of the City of Palo Alto and in compliance with the Master Lease and any CC & R’s or regulations imposed by Stanford University.

Parking Density:	3.3 spaces per 1,000 rentable square feet of the Premises. There are no assigned parking spaces.
Commencement Date:	November 1, 2003 or the date that Subtenant Occupies the Subleased Premises, whichever is later, but in no event later than the date of completion of the Tenant Improvements listed in Exhibit E. For purposes of this section, “Occupies” means that date which Subtenant first occupies the premises for purposes other than those described in Section 3.1 of this Sublease Agreement.
Scheduled Length of Term:	Sixty Six (66) months from the Commencement Date, which shall be referred to in this Sublease as the “Lease Term” or the “Term”.
Master Lease Term Expiration Date:	December 31, 2010

Rent:	Triple Net (“NNN”)

NNN Base Rent:	Months	Rent per SqFt	SqFt	Base Monthly Rent
	01-07	$0	14,565	$0
	08-12	$1.35	14,565	$19,662.75
	13-24	$1.39	14,565	$20,245.35
	25-36	$1.43	14,565	$20,827.95
	37-48	$1.48	14,565	$21,556.20
	49-60	$1.52	14,565	$22,138.80
	61-66	$1.57	14,565	$22,867.05

Prepaid Rent	Base Monthly Rent due for Month 08 = $19,662.75, due on execution of Sublease.

Security Deposit:	Two (2) months NNN Base Rent = $39,325.50, due on execution of Sublease, adjusted in accordance with Section 4.3.

Sublandlord’s Proportionate Share:

Of Building:	Building A – 45.59% Building B – 77.10% Building C – 100%
Of Project:	50.32%
Subtenant’s Proportionate Share:	47.55% of Sublandlord’s 100% Share of Building C

Landlord’s Broker	Cresa Partners
Tenant’s Broker	Cornish & Carey Commercial
After Hours Utility Charge	Landlord’s Actual Cost. Subtenant shall have the right, subject to the Master Landlord’s approval, to install a separate electric meter at Subtenant’s sole cost and expense.

Ground Lease	That certain “Ground Lease” described in Paragraph 39G of the Master Lease to which the Master Lease is subordinate and under which Master Landlord is the lessee and the Board of Trustees of the Leland Stanford University (“Ground Lessor”) is the lessor.
Signage	In accordance with the Master Lease and Section 14.4 of this Sublease Agreement.

The foregoing Basic Sublease Information is incorporated into and made a part of this Sublease. Each reference in this Sublease to any of the Basic Sublease Information shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular Sublease paragraph pertaining to such information. In the event of any conflict between the Basic Sublease Information and the Sublease, the latter shall control.

SUBLANDLORD	SUBTENANT

TIBCO Software, Inc., a Delaware corporation	VYYO Inc. a Delaware corporation

By:	By:	/s/ MICHAEL CORWIN
Name:	Name:	Michael Corwin
Title:	Title:	President and COO

By:	By:	/s/ ANDREW FRADKIN
Name:	Name:	Andrew Fradkin
Title:	Title:	Secretary

SUBLEASE AGREEMENT

This SUBLEASE AGREEMENT (“Sublease”) is made as of Sublease Date by and between TIBCO SOFTWARE, INC. a Delaware corporation (“Sublandlord”) and VYYO INC., a Delaware corporation (“Subtenant”).

RECITALS

This terms defined in the Basic Lease Information are hereby incorporated into this Sublease and this Sublease is made with regard to the following facts:

A. Sublandlord is the Tenant under the Master Lease and the lessee under the Ground Lease. A copy of that Master Lease is attached to this Sublease and marked as Exhibit A. Pursuant to the Master Lease, Sublandlord leases the Master Lease Premises from Master Landlord.

B. Subtenant desires to sublease from Sublandlord a portion of the Master Lease Premises (the “Subleased Premises”). Sublandlord has agreed to sublease the Subleased Premises to Subtenant on the terms, covenants and conditions stated in this Sublease.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Sublease, and for valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows:

1. Sublease. Sublandlord subleases to Subtenant and Subtenant subleases from Sublandlord the Subleased Premises, subject to the terms, covenants, and conditions contained in this Sublease.

2. Subleased Premises. The Subleased Premises is generally described in the Basic Sublease Information and more particularly described in Exhibit B attached to this Sublease. The Subleased Premises are or shall be situated in a building (the “Building”) located at 4015 Miranda Avenue, Palo Alto, California 94304. The parties have negotiated the rent and other terms of this Sublease on the basis that the Subleased Premises contain 14,565 rentable square feet. If the actual number of rentable square feet in the Subleased Premises is more or less than such agreed amount, there shall be NO adjustment in the Base Rent or other terms of this Sublease.

3. Term. Subject to the condition set forth in Section 14.1, below, the terms and provisions of this Sublease shall be effective between Sublandlord and Subtenant as of the Sublease Date. The term of this Sublease will commence on the Commencement Date, and will expire, unless sooner terminated as provided in this Sublease or the Master Lease, at the end of the Term.

3.1. Early Occupancy. Subject to Sublandlord removing a current tenant that occupies a portion of the Subleased Premises, which Sublandlord undertakes commercially reasonable efforts to accomplish at the earliest possible date, Subtenant shall have the right to enter the Subleased Premises, prior to the Commencement Date, at no cost to Subtenant, not for full occupancy, but for the sole purpose of installing Subtenant’s office equipment, moving and set up of furniture, installation of network, voice, and data cabling, and to prepare for

Subtenant’s occupancy. Such early entrance or occupancy shall occur as soon as: (i) the Sublease is fully executed, and (ii) receipt of the consent from the Master Lessor and Stanford Management Company is received. During such early occupancy, Subtenant shall not in any way interfere with or delay any work from being completed by Sublandlord or otherwise cause additional cost or expense to Sublandlord.

3.2 Option to Cancel. Subtenant shall have the right to cancel this Sublease anytime after the 36th month of occupancy, by providing six (6) months written notice to Sublandlord. Subtenant shall pay unamortized real estate commissions, as listed in Basic Sublease Information Section at the beginning of this Sublease, as a condition for the right to exercise such cancellation.

3.3 Option to Renew. Subtenant shall have the option to request one (1) one option to extend this Sublease for a term of one (1) year at a rate of ninety five percent (95%) of then fair market value of the Premises, based on fair market value of other general use buildings in the Stanford Industrial Park, as determined by a local broker selected by agreement between Sublandlord and Subtenant. Subtenant shall provide Sublandlord with six (6) months advance written notice of intent to exercise such option to renew.

4. Base Rent. Subtenant will pay Base Rent during the term of this Sublease in the amounts specified for particular portions of the Term in the Basic Sublease Information. The Base Rent shall be payable by Subtenant to Sublandlord monthly in advance on the first day of each month. In the event that the Term of this Sublease begins or ends on a date that is not the first day of a month, Base Rent will be prorated as of that date.

4.1. Prepaid Rent. In addition to the Security Deposit, concurrently with execution of this Sublease Subtenant shall pay to Sublandlord the amount of the Base Rent due for the 8th month of the Term.

4.2. Security Deposit. Concurrently with Subtenant’s execution hereof, Subtenant shall pay to Sublandlord a security deposit for the faithful performance of all terms, covenants and conditions of this Sublease. The amount and character of such deposit is specified in the Basic Sublease Information. Subtenant agrees that Sublandlord may apply such deposit to remedy any failure by Subtenant to pay rent or repair or maintain the Premises or to perform any other obligations hereunder. If Subtenant has kept and performed all terms, covenants and conditions of this Sublease during the Term hereof, Sublandlord shall, upon the expiration or termination hereof, promptly return such deposit to Subtenant, or the last permitted assignee of Subtenant’s interest hereunder. Should Sublandlord use any portion of such deposit pursuant to the foregoing, Subtenant shall replenish such deposit to such original amounts within ten (10) days following Sublandlord’s written request therefor. Sublandlord shall not be required to keep such deposit separate from its general funds, and Subtenant shall not be entitled to interest on any such deposit.

4.3. Reduction in Security Deposit. Provided that there has been no default or late payments under this Sublease by Subtenant, then Sublandlord shall return to Subtenant one-half of the security deposit ($19,662.75) on the thirty-sixth (36th) month of the Term.

5.	Additional Rent. Subtenant acknowledges that pursuant to the terms of the Master Lease, Sublandlord is obligated to pay as Additional Rent, Sublandlord’s Proportionate Share of Operating Expenses as specified in Paragraph 7 of the Master Lease. Subtenant agrees that in addition to the Base Rent due under Section 3 above, Subtenant shall pay to Sublandlord as additional rent an amount equal to the amount of Additional Rent payable by Sublandlord to the Master Landlord pursuant to the Master Lease multiplied by Subtenant’s Proportionate Share. Subtenant shall pay Subtenant’s Proportionate Share to Sublandlord at least five days prior to the date Sublandlord must pay its Proportionate Share to Master Landlord pursuant to the terms of the Master Lease. Even though Base Rent for some period as specified in the Basic Sublease Information will be free, Subtenant will nevertheless be responsible for paying Additional Rent during such months. Sublandlord agrees that the amount of Additional Rent Subtenant is required to pay for Subtenant’s Proportionate Share of Operating Expenses is initially eighty cents ($0.80) multiplied times the agreed rentable square feet in the Subleased Premises, but is subject to recalculation. Additional Rent shall include all charges for any tax, insurance, janitorial service, or maintenance/repair work, but in any event shall not include any amount not included in the definition of Operating Expenses in the Master Lease. In the event Sublandlord receives or is entitled to a refund or credit of Operating Expenses from Master Landlord on account of overpayment of Sublandlord’s Operating Expenses as specified in Paragraph 7 of the Master Lease, attributable to the period of the Term, Sublandlord agrees to refund to Subtenant an amount equal to such refund or credit multiplied by Subtenant’s Proportionate Share.

Notwithstanding the foregoing, Subtenant ‘s Proportionate Share of Operating Expenses shall not include any expense attributable to the maintenance, repair or replacement of the elevator, it being agreed that such expenses are solely attributable to the existing second floor subtenant.

6. Use. Subtenant agrees to use the Subleased Premises in only accordance with the provisions of the Master Lease and the Permitted Use under this Sublease, and for no other purpose.

7. Subtenant Improvements; “As Is” Condition of Subleased Premises; Furniture.

Except for the Subtenant Improvements described below and subject to Paragraph 7.2, Sublandlord will deliver, and Subtenant shall accept, the Subleased Premises to Subtenant “broom clean” and in its current “as is” condition.

7.1. Subtenant Improvements. Sublandlord at Sublandlord’s sole cost and expense, shall cause the following improvements to be constructed or installed in the Subleased Premises pursuant to plans approved by Sublandlord and Subtenant and attached hereto as Exhibit E (the “SubTenant Improvements”). All Subtenant improvements are subject to approval by Master Landlord.

(A)                                 ;

(B)                                 ;

(C)                                 ;

7.2. Condition. Notwithstanding anything to the contrary in this Sublease, Sublandlord warrants that as of the Commencement Date the Subleased Premises, including the roof, HVAC, electrical, elevator, plumbing, doors, and lighting are in good working order, condition, and repair. Sublandlord makes no representations or warranties with respect to the environmental condition of the Subleased Premises or the Project, and Subtenant hereby specifically acknowledges it is aware of and accepts: (i) the provisions of the Master Lease, Section 39B(l) describing certain Existing Conditions relating to the Project, and (ii) the provisions of the Master Lease: Article 37 (Hazardous Materials). Sublessor represents that the Premises complies with the provisions of the Americans With Disabilities Act (ADA) as of the Commencement Date. Any improvements needed to the Premises, as of the Commencement Date, to comply with ADA codes, shall be at the sole cost of Sublessor.

7.3. Furniture and Equipment. Sublandlord and Subtenant agree that the Subleased Premises will contain the furniture listed on Exhibit C to this Sublease (the “Furniture”). Subtenant shall have the right to use the Furniture at no additional charge throughout the Term and will not remove any of the Furniture either during the Term or at the expiration of the term of this Sublease. The Furniture shall at all times remain the property of Sublandlord. After the Commencement Date, Subtenant shall be responsible for the costs of furniture installation, moving, connection and partitioning the telephone switch, if any. Subtenant shall be responsible for all costs of maintenance, insurance and services fees for the Furniture during the Term. Subtenant accepts the Furniture in its current “AS-IS” condition.

7.4. Restoration. Upon the expiration or earlier termination of this Sublease, Subtenant agrees to restore the Subleased Premises to its condition prior to the construction of any Subtenant improvements and otherwise in accordance with the provisions of the Master Lease; provided, however, such restoration obligation shall not extend to the Subtenant Improvements made by Sublandlord as contemplated pursuant to Section 7.1 hereof.

7.5. Lease Improvement Agreement. The Master Lease Agreement, Exhibit C (Lease Improvement Agreement) shall govern the construction of Subtenant Improvements except that: (i) Section 4.2 of such Lease Improvement Agreement shall not apply and Subtenant will NOT be entitled to receive any tenant improvement allowance in connection with the Subtenant improvements and (ii) Section 7.1 of such Lease Improvement Agreement shall not apply.

8.	Master Lease. Terms of Master Lease Govern Sublease. Except as otherwise expressly provided in Section 10 of this Sublease, the covenants, agreements, provisions, and conditions of the Master Lease-to the extent that they relate to the Subleased Premises and to the extent that they are not inconsistent with the terms of this Sublease-are made a part of and incorporated into this Sublease as if recited in full in this Sublease.

8.2. Terms “Landlord” and “Tenant”. Except as otherwise expressly provided in Section 10 of this Sublease ,as applied to this Sublease, the words “Landlord” and “Tenant” in the Master Lease will be deemed to refer to Sublandlord and Subtenant, respectively, under this Sublease and the rights and obligations of the Master Landlord and the Tenant under the Master Lease will be deemed the rights and obligations of Sublandlord and Subtenant, respectively, under this Sublease, and will inure to the benefit of, and be binding on, Sublandlord and Subtenant, respectively.

8.3. Conflicts Between Master Lease and Sublease. As between the parties to this Sublease only, in the event of a conflict between the terms of the Master Lease and the terms of this Sublease, the terms of this Sublease will control.

9. Performance by Sublandlord; Status of Master Lease

9.1. Sublandlord’s Performance Conditioned on Master Landlord’s Performance.

Subtenant recognizes that Sublandlord is not in a position to render any of the services or to perform any of the obligations required of Master Landlord by the terms of the Master Lease. Therefore, despite anything to the contrary in this Sublease, Subtenant agrees that performance by Sublandlord of its obligations under this Sublease is conditioned on performance by the Master Landlord of its corresponding obligations under the Master Lease, and Sublandlord will not be liable to Subtenant for any default of the Master Landlord under the Master Lease.

9.2. No Claim Against Sublandlord; Sublease Remains in Force. Subtenant will not have any claim against Sublandlord based on the Master Landlord’s failure or refusal to comply with any of the provisions of the Master Lease unless that failure or refusal is a result of Sublandlord’s act or failure to act. Despite the Master Landlord’s failure or refusal to comply with any of those provisions of the Master Lease, this Sublease will remain in full force and effect and Subtenant will pay the Base Rent and additional rent and all other charges provided for in this Sublease without any abatement, deduction or setoff, except to the extent that Sublandlord is entitled to abatement, deduction or setoff under the Master Lease.

9.3. Obtaining Master Landlord’s Consent. Whenever the consent of the Master Landlord is required under the Master Lease, and whenever the Master Landlord fails to perform its obligations under the Master Lease, Sublandlord agrees to use its reasonable, good faith efforts to obtain, at Subtenant’s sole cost and expense, that consent or performance on behalf of Subtenant, provided however that obtaining the Master Landlord’s consent to this Sublease shall be at the sole cost and expense of Sublandlord.

9.4. No Existing Defaults. Sublandlord represents and warrants to Subtenant that the Master Lease is in full force and effect, and Sublandlord has neither given nor received a notice of default under the Master Lease.

9.5. Preservation of Master Lease. Sublandlord agrees not to terminate the Master Lease voluntarily, or modify the Master Lease in a manner that materially adversely affects Subtenant’s rights under this Sublease. Subtenant and Sublandlord will each refrain from any act or omission that would result in the failure or breach of any of the covenants, provisions, or conditions of the Master Lease on the part of the Tenant under the Master Lease.

10. Variations from Master Lease. As between Sublandlord and Subtenant, the terms and conditions of the Master Lease are modified as stated below in this Section 10:

10.1. Basic Sublease Information. To the extent that any of the Definitions of Defined Terms in the Basic Sublease Information are different than the Basic Lease Information in the Master Lease, the Definitions of Defined Terms in the Basic Sublease Information shall be deemed substituted as the definitions of the defined terms as such terms as used in the Master Lease

10.2. Brokers. The parties to this Sublease warrant to each other that neither party dealt with any broker or finder in connection with the consummation of this Sublease other than the Brokers specified in the Basic Sublease Information (“Broker”) and each party agrees to protect, defend, indemnify and hold the other party harmless from and against any and all claims or liabilities for brokerage commissions or finder’s fees arising out of that party’s acts in connection with this Sublease to anyone other than a Broker. The provisions of this Section 10.2 will survive the expiration or earlier termination of this Sublease. Sublandlord shall pay the Subtenant’s Broker a fee equal to 6% of the total Base Rent and Subtenant shall not be obligated to pay any broker fee or commission, except in the event that Subtenant terminates this lease early, pursuant to Section 3.2, in which event Subtenant shall reimburse Sublandland for any unamortized Broker fees, based on a 66 month amortization. The Broker fees are as follows:

1.	Procuring Broker:	$75,154.00
2.	Listing Broker:	$31,971.00
3.	Sares Regis Group	$25,489.00

10.3. Insurance and Condemnation Proceeds. Despite anything contained in the Master Lease to the contrary, as between Sublandlord and Subtenant only, in the event of damage to or condemnation of the Subleased Premises, all insurance proceeds or condemnation awards received by Sublandlord under the Master Lease will be deemed to be the property of Sublandlord, and Sublandlord will have no obligation to rebuild or restore the Subleased Premises; provided, however, Sublandlord will pay to Subtenant such portion of any such insurance proceeds or condemnation awards attributable to Tenant’s fixtures, equipment or other property in the Premises.

10.4. Notices. All notices, demands, statements and requests required or permitted to be given under this Sublease as between Sublandlord and Subtenant shall be in writing and shall be delivered by one of the following methods of delivery:

10.4.1. Personal Service. Personal service, in which event the notice shall be deemed to have been given upon actual receipt;

10.4.2. Courier. Federal Express, Airborne Express or another nationally recognized overnight courier service, in which event the notice shall be deemed to have been given on the date indicated in the courier’s records as the date of delivery or first attempted delivery to the address of the addressee;

10.5. Amounts Payable. All amounts payable under this Sublease by Subtenant are payable directly to Sublandlord.

10.6. Provisions of Master Lease Not Applicable. The provisions of the following Paragraphs of the Master Lease will not apply to this Sublease:

•	21	Assignment and Subletting

•	39A	Term Commencement Date

•	39C	Rent

•	39D	Early Occupancy of the Building B Premises

•	39E	Letter of Credit

11. Indemnity. Subtenant agrees to protect, defend, indemnify, and hold Sublandlord harmless from and against any and all liabilities, claims, expenses, losses and damages (including reasonable attorney fees and costs), that may at any time be asserted against Sublandlord by (a) the Master Landlord for failure of Subtenant to perform any of the covenants, agreements, terms, provisions, or conditions contained in the Master Lease that Subtenant is obligated to perform under the provisions of this Sublease; or (b) any person as a result of Subtenant’s use or occupancy of the Subleased Premises. The provisions of this Section 11 will survive the expiration or earlier termination of the Master Lease or this Sublease and are in addition to any indemnities contained in the Master Lease.

Sublandlord agrees to protect, defend, indemnify, and hold Subtenant harmless from and against any and all liabilities, claims, expenses, losses and damages (including reasonable attorney fees and costs), that may at any time be asserted against Subtenant by the Master Landlord for failure of Sublandlord to perform any of the covenants, agreements, terms, provisions, or conditions contained in the Master Lease that Sublandlord is obligated to perform under the provisions of this Sublease. The provisions of this Section 11 will survive the expiration or earlier termination of the Master Lease or this Sublease and are in addition to any indemnities contained in the Master Lease.

12. Cancellation of Master Lease. In the event the Master Lease is canceled or terminated for any reason, or involuntarily surrendered by operation of law before the expiration date of this Sublease, Subtenant agrees, at the sole option of the Master Landlord, to attorn to the Master Landlord for the balance of the term of this Sublease and on the then executory terms of this Sublease. Such attornment will be evidenced by an agreement in form and substance reasonably satisfactory to the Master Landlord. Subtenant agrees to execute and deliver such an agreement at any time within ten (10) business days after request by the Master Landlord. Subtenant waives the provisions of any law now or later in effect that may provide Subtenant any right to terminate this Sublease or to surrender possession of the Subleased Premises in the event any proceeding is brought by the Master Landlord to terminate the Master Lease.

13. Assignment or Subleasing. Subject to Subtenant obtaining such consents and approvals as are required from the Master Landlord pursuant to the Master Lease and the Ground Lessor pursuant to the Ground Lease, upon compliance with the following, Subtenant may sublease all or a portion of the Subleased Premises with Sublandlord’s prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Subtenant shall be permitted to sublease all or a portion of the Subleased Premises without Sublandlord’s prior consent to any entity that is controlling, controlled by, under common control with at least at 51% interest, by Subtenant (a “Permited Sub-sublease”) provided that any such Permitted Sub-sublease shall be subject and subordinate to this Sublease and the sub-subleased portion of the Subleased Premises shall not be separately demised, and Subtenant shall remain liable to Sublandlord for all obligations hereunder, including, without limitation, all rent payment obligations.

13.1. Notice to Sublandlord. Subtenant shall give Sublandlord written notice at least thirty (30) days prior to the anticipated effective date of the proposed sublease, which notice shall identify the proposed subtenant, shall specify the rent and other principal terms of the proposed sublease arrangement, and shall indicate the proposed date upon which such subtenant shall be entitled to occupancy of the Sublease Premises or portion thereof. Thereafter, Subtenant agrees to provide to Sublandlord such additional information regarding such subtenant and the proposed sublease as Sublandlord shall request. Such sublease must provide that such subtenant acknowledges that such sublease is subject to this Sublease, the Master Lease and the Ground Lease. Prior to the date upon which such subtenant takes occupancy of the Subleased Premises, Subtenant shall deliver to Sublandlord a copy of the executed sublease.

13.2. Access and Security Coordination. Subtenant agrees to cause any party subleasing from Subtenant all or a portion of the Subleased Premises to comply with such rules and restrictions as Sublandlord may deem reasonable to impose regarding access to the Subleased Premises and security for the Subleased Premises and the remainder of the Project.

13.3. Bonus Rent. Any Rent or other consideration realized by Subtenant under any such sublease in excess of the Rent payable pursuant to this Sublease after reasonable subleasing costs (including broker fees (not to exceed the then market rate) and attorney fees (not to exceed $5,000) incurred by Subtenant shall be divided and paid, fifty percent (50%) to Subtenant and fifty percent (50%) to Sublandlord.

14. General Provisions.

14.1. Consent of Landlord and Ground Lessor. The Master Landlord’s written consent to this Sublease in accordance with the terms of the Master Lease and the written consent of the Ground Lessor under the Ground Lease are both conditions subsequent to the validity of this Sublease. The form of consent of both the Master Landlord and the Ground Lessor shall be subject to the review and approval of Sublandlord and Subtenant and if not approved, then this Lease shall be null and void and Sublandlord and Subtenant shall have no further right or obligation hereunder. If the Master Landlord’s and Ground Lessor’s consent has not been obtained and a copy of that consent delivered to Subtenant by the thirtieth (30th) day following the date of this Sublease, Subtenant shall thereafter have the ongoing right, subject to the terms of this Section 14.1, to terminate this Sublease pursuant to a notice (the “Termination Notice”) so stating delivered to Sublandlord. If Sublandlord fails to deliver to Subtenant the consent of Master Landlord and Ground Lessor to this Sublease within ten (10) days following receipt of the Termination Notice (the “Termination Date”), this Sublease shall automatically terminate and the parties shall be released from any further obligations under this Sublease. If, however, Sublandlord delivers to Subtenant the consent of Master Landlord and Ground Lessor on or before the Termination Date, the condition subsequent set forth in this Section 14.1 shall be satisfied and this Sublease shall continue in full force and effect.

14.2. Capitalized Terms. All terms spelled with initial capital letters in this Sublease that are not expressly defined in this Sublease will have the respective meanings given such terms in the Master Lease.

14.3. Word Usage. Unless the context clearly requires otherwise, (a) the plural and singular numbers will each be deemed to include the other; (b) the masculine, feminine, and neuter genders will each be deemed to include the others; (c) “shall,” “will,” “must,” “agrees,” and “covenants” are each mandatory; (d) “may” is permissive; (e) “or” is not exclusive; and (f) “includes” and “including” are not limiting.

14.4. Signage. Subtenant shall have the right to install directory and door signage, subject to the approval of Sublandlord, Master landlord, the City of Palo Alto and any other parties as required in the Master Lease. Subtenant shall be responsible for all costs of installation, maintenance, damage and removal of Subtenant’s signage upon the expiration or earlier termination of this Sublease. Subtenant shall also have the right to install façade signage, subject to the approval of Master Landlord and Ground Lessor at their sole discretion.

14.5. Disclosures. See Exhibit D

14.6. Confidentiality of Lease Subtenant and Subtenant’s Broker agree to keep the terms of this Sublease confidential and shall not disclose same to any other person not a party hereto, without the prior written consent of Sublandlord, provided that Subtenant may disclose the terms hereof to Subtenant’s accountants, attorneys, managing employees, and others in privity with Subtenant to the extent reasonably necessary for Subtenant’s business purposes without such prior written consent.

14.7 Use of Common Area. Subject to the consent of the existing second floor subtenant of the premises, Subtenant shall have the right to use the first floor common area vestibule of the premises as its reception area, and shall have the right to use the existing reception furniture for said purpose. Sublandlord shall use commercially reasonable efforts to obtain the consent of the existing second floor subtenant.

The parties have executed this Sublease as of the date specified above.

SUBLANDLORD: TIBCO Software Inc., a Delaware corporation	SUBTENANT: Vyyo Inc., a Delaware corporation

By:	By:	/s/ MICHAEL CORWIN
Name:	Name:	Michael Corwin
Title:	Title:	President and COO
By:	By:	/s/ ANDREW FRADKIN
Name:	Name:	Andrew Fradkin
Title:	Title:	Secretary

Exhibit A

[Master Lease]

Exhibit B

[Description of Subleased Premises]

Exhibit C

[List of Included Furniture and Equipment]

Exhibit D

[Disclosures]

Exhibit E

[Plans for SubTenant Improvements]